Exhibit 99.1

BOREALIS FOODS ANNOUNCES $17.0 MILLION REFINANCING TRANSACTION WITH OXUS CAPITAL TO REPAY FRONTWELL FACILITY AND SUPPORT OPERATIONS

Toronto, Ontario, April 28, 2026 — Borealis Foods Inc. (Nasdaq: BRLS) (“Borealis” or the “Company”), a food science company focused on nutritious, convenient food solutions, today announced that its subsidiaries entered into a $17.0 million term loan facility with Oxus Capital PTE Ltd. (“Oxus”), a significant shareholder of the Company, to repay in full the Company’s existing obligations to Frontwell Capital Partners Inc. (“Frontwell”), improve near-term financial flexibility, and support operations.

The transaction reflects confidence in Borealis’ operating platform and market opportunity. The Company continues to see demand for its flagship products, including Chef Woo, Ramen Express, and its premium Gordon Ramsay line, across retail, e-commerce, and other channels. Borealis believes its portfolio is aligned with current consumer demand across value, nutrition, convenience, and elevated taste.

The proceeds of the Term Loan were used to repay in full all outstanding obligations under the Company’s existing credit agreement with Frontwell. In connection with the refinancing, the Frontwell credit agreement, including the related forbearance arrangements previously disclosed by the Company, was terminated, all control arrangements over the Company’s deposit accounts in favor of Frontwell were released, and the engagement of the Company’s Chief Restructuring Officer was terminated.

The Term Loan bears interest at 12% per annum, matures on April 27, 2031, and amortizes in 48 monthly installments commencing May 1, 2027. No cash interest is payable during the first twelve months, and accrued interest during that period may, at Oxus’s election, be converted into common shares of the Company. The Term Loan is secured by substantially all assets of the borrowers and guarantors, including mortgages on the Company’s manufacturing and distribution facilities in Saluda, South Carolina.

In connection with the refinancing, the Company also entered into a Conversion Agreement with Oxus, Reza Soltanzadeh, the Company’s Chief Executive Officer, and Barthelemy Helg, the Company’s Chairman, pursuant to which approximately $29 million in aggregate indebtedness previously advanced by those parties will automatically convert into common shares of the Company if the Company does not consummate equity financings of at least $70 million at $9.00 per share on or before July 1, 2026. The conversion price will be based on the 20-day volume weighted average closing price immediately preceding such date. Any such conversion would be dilutive to existing shareholders and increase the number of the Company’s outstanding common shares.

The Credit Agreement also requires the Company to appoint two designees of Oxus to the Board of Directors by May 11, 2026, replacing two existing directors. The related party aspects of these transactions were approved by the disinterested members of the Board of Directors.

“We are pleased to complete this refinancing as part of our broader effort to strengthen the Company’s financial position and support the next phase of operations,” said Reza Soltanzadeh, Chief Executive Officer of Borealis Foods. “This transaction replaces our prior credit facility, terminates the forbearance arrangements, and provides a longer-term capital structure for the business. We continue to see demand for our flagship products across retail, e-commerce, and other channels, and we believe this refinancing better positions us to support the business going forward.”

“We believe this transaction meaningfully strengthens the Company’s financial position,” said Barthelemy Helg, Chairman of Borealis Foods. “It resolves the prior Frontwell facility, improves near-term flexibility, and reflects confidence in the strength of our brands and operating platform.”

Additional details regarding the refinancing, the Conversion Agreement, and related transactions will be included in a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission and available through EDGAR.

About Borealis Foods Inc.

Borealis Foods Inc. is a food science company focused on developing and commercializing innovative, nutritious, and affordable food products. Through its CPG platform and Palmetto Gourmet Foods manufacturing operations, the Company markets a portfolio of noodle and ramen products across multiple brands, channels, and price points.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws, including statements regarding the refinancing, the Conversion Agreement, the potential conversion of indebtedness into common shares, and additional equity financing, balance sheet strengthening, future growth, consumer demand, and market expansion. Forward-looking statements are generally identified by words such as “expects,” “intends,” “believes,” “plans,” “will,” and similar expressions. These statements are based on current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including risks relating to the Company’s financing arrangements, its ability to complete additional capital-raising transactions, its ability to satisfy existing obligations, and other risks described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements except as required by law.

Media Contact:

Henry Wong

Chief Marketing Officer

Borealis Foods

1540 Cornwall Road

Oakville, ON

(905) 278-2200